Exhibit 99.1

New Oriental Energy & Chemical Corp. Responds To NASDAQ
Request For Plan To Achieve Minimum Shareholder Equity Requirement

Company Action Plan Includes Conversion of Certain Outstanding Debt to
Common Equity and Plans to Encourage Conversion to Common Stock of
Certain Additional Debt and Outstanding Warrants;
Management Also May Contribute Paid-in Capital;
Company Anticipates Achieving a Profit in its Fiscal Year Fourth Quarter As
Prices of Fertilizer and Alternative Fuels Continue to Improve;
Planned New Coal Venture with Shanxi Coal Transport & Sale
Expected To Create New Revenue Streams

NASDAQ Advises Company Its Shares Are Below Minimum Share Price
Requirement

XINYANG, CHINA--(September 1, 2010) - New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today that on Friday, August 27, 2010, the Company outlined in a letter to the NASDAQ Stock Market (“NASDAQ”) the steps it is undertaking to achieve compliance with NASDAQ’s minimum shareholder equity requirement of $2,500,000.  This letter and related attachments are contained in a Form 8-K being filed by the Company with the U.S. Securities and Exchange today.

In the letter, management acknowledges that its stockholder equity as of June 30, 2010 of ($470,784) is below the minimum requirement for continued listing on NASDAQ.  The Company goes on to describe actions being taken by management to bring the Company back into compliance.

Debt Conversion Agreements

Management reports it has entered into agreements with two former shareholders for the conversion of $700,000 and $739,899 of debt, respectively, into shares of common stock, at a conversion rate of $1.00 per share, which is above the current price of New Oriental shares.  This action would result in the issuance of 1,439,899 new common shares and a reduction in debt of $1,439,899.

The Company also states it is in the process of negotiating similar agreements for the additional conversion of approximately $1,473,000 of loans to common stock at $1.00 per share, and anticipates these agreements will be executed in the near future, resulting in the issuance of approximately 1,473,000 additional common shares.

The Company stated that each of these transactions is described in the Form 8-K filed today, together with the pro forma balance sheets included below with this press release, which describe the change in shareholder equity after giving effect to the debt conversion.

Of note, the shareholder equity of the Company will still be $57,000 below NASDAQ’s minimum required shareholder equity after conversion of the debt into common equity described above.  Consequently, the Company describes in the letter to NASDAQ other approaches it is exploring to meet the minimum shareholder equity requirement.  These include:

1.
Negotiations with holders of the 1,460,000 units (consisting of one share of common stock and warrants to purchase one-half share) issued by the Company in a private placement in May this year.  The Company is seeking to lower the exercise price on the warrants from $2.00 to $1.00.  It is believed this would provide unit holders an incentive to convert their warrants into common stock.

2.	Discussions with management of the Company about possibly providing their personal funds for additional paid-in capital.

3.	Discussions with holders of an additional RMB 70MM in loans about possible conversion of these loans into common stock.

Improving Outlook For Achieving Profitability

As also discussed in the Company’s recently issued first fiscal quarter results, in the letter to NASDAQ, the Company describes some of the dramatic industry changes coupled with improving market conditions for its key fertilizer and alternative energy products that have developed recently after several quarters of poor results.  In July, the first month of fiscal second quarter, market conditions that prevailed in the first quarter continued, and the Company made the best use of murky conditions to undergo a comprehensive examination of its production equipment.  This necessitated a lengthy factory shutdown which is expected to produce a loss in the second quarter ending September 30, 2010.  However, the prices of products have been rising sharply since August, which is the main reason the Company now expects it will achieve breakeven in the third quarter and be profitable in the fourth quarter in its fertilizer business and overall.

There are other factors underlying the Company’s forecast.  Among them is a period of anticipated rising demand for product resulting from the reduced spring and summer agricultural output. Additionally the Company cited new more stringent government emission standards that cannot be met by many smaller competitors who are going out of business as a consequence.  Further, the largest Chinese company in the business, Sinopec, has announced plans to halt production from September until 2015, which will reduce their production by 10 million tons until 2015.  New Oriental anticipates a positive impact on the Company’s sales as a result.

Further, current prices for coal, the principal raw material used in producing urea (fertilizer), are expected to be in a range of $175 to $185 per ton in the second half of the fiscal year, from $180 currently.  The Company also reported that it is in negotiations with the largest coal company in China, Shanxi Coal Transport & Sale Corp --which owns 462 coal mines and produces 330 million tons of coal annually  –with plans to establish a coal logistics company with a 5 million ton capacity.  Upon anticipated completion, this will improve upon the Company’s former supply method, provide coal with higher quality and lower prices, and also generate a new revenue stream.  The Company noted further that while prices for urea were abnormally low in the first quarter due to severe weather conditions which reduced crop output, they have begun to increase due to sharply increased export orders and seasonal demand. The Company estimates Urea prices to be in a range of $275 to $280 in the second half of the fiscal year from $220 per ton currently, creating an opportunity for profitable gross margins.

Progress in Alternative Fuels

The Company anticipates the opportunity for profits in methanol to develop as well and remains confident of the substantial longer term potential for this alternative fuel.  Driving the demand for methanol are requirements for a more environmentally friendly methanol/ gasoline mix, that has not been pushed by the government as hard as it is expected to be in the future.  Current coal based methanol prices are approximately $360 per ton, but by October are expected to increase to $380 which should permit the Company to achieve a profit in this product in its fiscal year third quarter.

As described in its first quarter results, the Company also is optimistic about an increase in demand and prices for DME, after standards for a DME/gas mix are established in October in Henan Province, where the government has asked NOEC to spearhead the decision making process.  DME sold for approximately $440 per ton in July and is at $550 per ton currently, which is permitting the Company to achieve a profit.  The Company estimates that in October this price will reach $580-$590 per ton and permit a profit of $45 to $50 per ton.  With this in mind, the Company announced plans to complete construction of its methanol expansion in September and restart DME production, after which it expects it will take about one year for DME production and sales to return to former levels, when DME was the Company’s largest profit producing product.

Share Price Requirement

On August 26, 2010, the Company received a separate notification from NASDAQ that the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for the previous 30 consecutive trading days. This notification has no effect on the listing of the Common Stock at this time.  To regain compliance with this requirements, the bid price of the Company’s stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days.  The Company has until February 22, 2011 to regain compliance with the minimum bid price requirement.

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2010
(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,117,917
Restricted cash	23,192,802
Notes receivable, net of reserve of $736,279 and $732,461 at June 30, 2010 and March 31, 2010, respectively	-
Inventories, net	2,765,992
Prepayments for goods	323,773
Due from employees	-
Other assets	224,266
Due froma related party	233,080
Deferred taxes	492,396
Total current assets	28,350,226

Plant and equipment, net	15,700,625
Land use rights, net	1,602,991
Construction in progress	30,077,799
Deposits	1,214,907
Deferred taxes	761,785
Other long-term assets	9,766
Total long-term assets	49,367,873

TOTAL ASSETS	$77,718,099

CURRENT LIABILITIES
Accounts payable	$8,749,292
Other payables and accrued liabilities	1,335,489
Short-term debt	41,249,319
Customer deposits	4,341,424
Due to employees	88,159
Payable to contractors	1,174,841
Due to related parties	12,423,325
Deferred taxes	459,427
Taxes payable	573,587
Derivative liabilities	479,645
Current portion of long-term notes payable	534,539
Total current liabilities	71,409,047

LONG-TERM LIABILITIES
Long-term bank loan	2,945,118
Deferred taxes	794,754
Due to employees	127,506
Total long-term liabilities	3,867,378

TOTAL LIABILITIES	$78,188,883

SHAREHOLDERS' EQUITY
Common stock,par value $0.001 per share;30,000,000 shares authorized, 17,012,458 and 12,640,000 shares issued and outstanding at June 30,2010 and March 31,2010,respectively	17,012
Additional paid-in capital	8,376,523
Retained deficit(restricted portion was $0 and $950,327at June 30,2010 and March 31,2010,respectively )	(8,500,966)
Accumulated other comprehensive income	2,549,105
TOTAL SHAREHOLDERS' EQUITY	2,441,674

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$77,718,099

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299